Exhibit 99.1
Release Immediately
06-05-F

HERCULES REPORTS FOURTH QUARTER
AND FULL YEAR 2005 RESULTS

WILMINGTON, DE, FEBRUARY 2, 2006 . . . Hercules Incorporated (NYSE: HPC) today reported a net loss for the quarter ended December 31, 2005 of $67.9 million, or $0.62 per diluted share, as compared to net income of $49.0 million, or $0.45 per diluted share, for the fourth quarter of 2004.(1) The fourth quarter of 2005 was adversely affected by $85.6 million in after-tax special items including charges related to the Company’s commitment to sell a 51% majority interest in FiberVisions and also charges for asbestos. The fourth quarter of 2004 included income of $41 million related to the reversal of a tax valuation allowance.

Net income from ongoing operations(2) for the fourth quarter of 2005 was $18.9 million, or $0.17 per diluted share. This compares to net income from ongoing operations(2) of $20.2 million, or $0.18 per diluted share, in the fourth quarter of 2004. As previously reported, adverse hurricane related impacts are estimated at $0.07 per share for the fourth quarter of 2005 and $0.10 per share for the full year. Please refer to Table 2 for a reconciliation of net income from ongoing operations(2) to the reported net (loss) income.

"Our fourth quarter and full year results were impacted by the hurricanes that devastated the Gulf Coast and drove already elevated raw material, utility and freight costs even higher," said Craig Rogerson, President and Chief Executive Officer. "In spite of these significant challenges, which increased our costs $94 million in 2005, our ongoing earnings were comparable to 2004 and our cash flow continued to improve.”

Cash flow from operations for the year ended December 31, 2005 was $138 million, an increase of 15% compared to 2004. This follows a $98 million increase in cash flow from operations in 2004 compared to 2003.

"We continued to delever our balance sheet with our strong cash flow generation in 2005,” added Mr. Rogerson. “Free cash flow nearly doubled from 2004 levels."

The Company's net loss for the year ended December 31, 2005 was $29.8 million, or $0.27 per diluted share, as compared to net income of $28.1 million, or $0.26 per diluted share, for the year ended December 31, 2004. Net income from ongoing operations(2) for the year ended December 31, 2005 was $93.6 million, or $0.85 per diluted share. This compares to net income from ongoing operations(2) of $90.5 million, or $0.83 per diluted share, for the year ended December 31, 2004. Please refer to Table 3 for a reconciliation of net income from ongoing operations(2) to reported net (loss) income.

Net sales in the fourth quarter of 2005 were $502.2 million, a decrease of 1%, excluding unfavorable rates of exchange, from the same period last year. Increased pricing of 3% was offset by 3% lower volumes and a 1% unfavorable product mix. Rates of exchange reduced sales by 1% for the quarter.

Net sales for the year ended December 31, 2005 were $2.069 billion, an increase of 4% from the same period in 2004. Sales increased due to 3% higher prices and 2% favorable rates of exchange, partially offset by 1% lower volumes in the aggregate. Volumes increased in Aqualon and Pulp and Paper by 3% and 1%, respectively.

Fourth quarter 2005 net sales increased in all regions of the world except Europe as compared to the same period in 2004. Net sales increased 4% in North America, 4% in Latin America, and 4% in Asia Pacific. Europe was lower by 6% excluding the weaker Euro.

Reported loss from operations in the fourth quarter of 2005 was $14.6 million, compared with profit from operations of $52.7 million for the same period in 2004. Profit from ongoing operations(2) in the fourth quarter of 2005 was $47.5 million, compared with $57.4 million in the fourth quarter of 2004. Operating margins continued to be impacted by the significant escalation in raw material, transportation and utility costs partially offset by increased sales prices.

Interest and debt expense was $21.9 million in the fourth quarter of 2005, down $1.9 million compared with the fourth quarter of 2004, reflecting lower outstanding debt balances and improved debt mix, partially offset by increased variable short term rates. Interest and debt expense was $89.4 million for the year ended December 31, 2005, down $19.3 million or 18% compared with the same period in 2004.

Total debt was $1.109 billion at December 31, 2005, a decrease of $131 million from year-end 2004.

Capital spending was $21.8 million in the fourth quarter and $67.5 million for the year ended December 31, 2005. Cash outflows for severance, restructuring and other exit costs were $7.2 million in the quarter and $23.0 million for the year ended December 31, 2005.

Special Items

An update of the independent study of the Company’s estimated reasonably possible exposure for asbestos-related liabilities was recently completed. Despite a significant reduction during 2005, as compared to 2004, in both the number of new claims received and the amounts spent to resolve claims, as a result of the study the Company made an upward revision of the range of its estimated reasonably possible exposure for these matters. In the fourth quarter of 2005, the Company recorded an after-tax charge of $24.4 million to re-establish and increase its reserves to the appropriate level.

The Company has committed to sell a majority interest in FiberVisions for an initial cash payment of $109 million plus future consideration. As a result, the Company recognized a non-cash goodwill impairment charge of $41.6 million and recorded a deferred tax charge of $7.6 million for U.S. taxes on previously undistributed earnings of a FiberVisions foreign subsidiary.

The Company also recorded an additional $9.9 million after-tax charge for restructuring and asset impairments in the Pulp and Paper, FiberVisions and Pinova businesses.

Segment Results — Reported Basis

In the Performance Products segment, which consists of Pulp and Paper and Aqualon, net sales in the fourth quarter declined 1% and profit from operations decreased 22% compared with the same quarter in 2004.

In Pulp and Paper, net sales in the fourth quarter declined 3% and profit from operations decreased 56% as compared with the fourth quarter of 2004. The decline in sales compared with the fourth quarter of 2004 resulted from 3% lower volumes and 1% unfavorable mix, partially offset by 1% increased prices. Lower European sales offset growth in North America.

The decline in profit from operations reflects higher restructuring costs, lower sales volumes and higher raw material, transportation and utility costs, an unfavorable sales mix, and higher selling, general and administrative costs (SG&A), partially offset by higher selling prices. SG&A costs were higher primarily related to an increase in legal costs of $2.6 million partially offset by lower personnel costs. Asset impairments, severance, restructuring and other exit costs taken in the fourth quarter of 2005 were $5.2 million as compared to $1.2 million in the same period of 2004.

"European markets proved challenging in the fourth quarter of this year, but full year global volumes showed improvement and emerging markets remained strong," commented Mr. Rogerson. “Pulp and Paper continues to mitigate the effects of significantly higher raw material costs by successfully launching new products, raising prices and streamlining the costs to serve our customers. The consolidation of research and production facilities and delayering of management will strengthen our cost position."

Aqualon’s net sales increased 2% while profit from operations increased 4% in the fourth quarter as compared with the fourth quarter of 2004. Growth in sales compared with the fourth quarter of 2004 was driven by 5% higher volumes, partially offset by 2% unfavorable rates of exchange and 1% unfavorable product mix.

Pricing in the aggregate was flat. Excluding the pricing challenges experienced in the methylcellulose (MC) product family, pricing improved 1% from the fourth quarter of 2004. Profit from operations improved with higher volumes, improved plant utilization and lower selling, general and administrative costs partially offset by higher raw material, transportation and utility costs.

"Aqualon’s volumes have improved modestly from the soft paint and coatings market conditions we noted earlier in the year," said Mr. Rogerson. "However pricing remains competitive especially within the MC family. Our announced venture with the leading producers in China should strengthen our MC business and provide solid growth over the longer term. Additionally, our recently completed acquisition of the Benchmark water soluble polymers manufacturing business will provide a solid platform for growth in the natural gas and oil services market."

In the Engineered Materials and Additives segment, which consists of FiberVisions and Pinova, net sales in the fourth quarter decreased 6% compared with the fourth quarter of 2004. Results from operations decreased $49.8 million compared with the fourth quarter of 2004 primarily related to the impairment charge in FiberVisions and the restructuring charges in both businesses.

Fourth quarter 2005 net sales in FiberVisions decreased 11% compared with the same period in 2004. Results from operations decreased $45.6 million as compared with the fourth quarter of 2004 primarily related to the impairment charge. The net sales decrease reflected 11% higher prices and a 1% favorable product mix offset by 2% unfavorable rates of exchange and 21% lower volume. Sales prices have increased, not only related to the contractual pricing mechanisms, but throughout all market segments. Polypropylene costs hit new all-time highs in the fourth quarter. This resulted in increased raw material costs of $7.8 million from the fourth quarter of 2004. Severance and other exit costs associated with the closure of a production line were $2.2 million during the quarter versus $0.8 million in the same period of 2004.

Pinova’s net sales in the fourth quarter increased 13% compared to the fourth quarter 2004. Results of operations decreased $4.3 million compared to the fourth quarter of 2004. The net sales increase reflected 13% higher prices and 2% favorable product mix, partially offset by 2% lower volumes. Results from operations include $7.3 million of asset impairment, severance and other exit costs primarily associated with the closure of the terpene specialty product lines. Excluding these charges, operating profit improved due to higher selling prices and improved product mix, partially offset by higher raw material and energy costs.

Outlook

“We are realigning our business portfolio and segments in 2006 to accelerate profitable and sustainable long term growth,” said Mr. Rogerson. “The changes will move our operating businesses to be more market focused. This will provide new opportunities and platforms to grow and add value to our customers’ businesses.”

The two segments will be the Aqualon Group and the Paper Technology and Ventures Group. The Company will report in accordance with this segment realignment beginning with the release of its first quarter 2006 earnings.

The Aqualon Group will focus on coatings and construction, the regulated industries of food, pharmaceutical and personal care, and energy services. Pinova’s products will be primarily moved into coatings and construction and regulated industries.

The Paper Technology and Ventures Group will focus on the paper industry and manage a number of ventures. Ventures will initially include businesses focused on water management, pulp and biorefining, paper coatings, lubricants and adhesives.

In conjunction with our planned business realignment and the FiberVisions transaction, the Company will further decentralize a number of its business support functions including procurement and engineering, lower the cost of backoffice transaction operations and consolidate a number of facilities across the globe.

“We expect to see a positive impact from these actions, exclusive of one-time special items, beginning in the second quarter of 2006,” noted Mr. Rogerson. “The objective is to make these traditionally fixed support costs more variable, while also targeting annual operating profit benefits approaching $20 million.”

"We are optimistic about and remain committed to both double-digit ongoing earnings and cash flow growth as we look forward," said Mr. Rogerson. "We see many opportunities in our key businesses and markets for profitable growth. We plan on investing organically and through acquisitions to seize these opportunities.”

Fourth Quarter Conference Call and Webcast

The Company will discuss fourth quarter and full year 2005 results at 10:00 a.m., EST on February 2nd.

Teleconference: (973) 409-9256 - Ask for Conference ID # 6967111
Please call 10 to 15 minutes prior to the call.

Webcast:	Listen-only mode via Internet broadcast from www.herc.com
under Shareholder Info.

# # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, changes resulting from ongoing reviews of tax liabilities, ability to raise capital, ability to refinance, ability to execute productivity improvements and reduce costs, ability to execute and integrate acquisitions, ability to execute divestitures, ability to increase prices, ability to realign business portfolio and segments, ability to achieve growth in earnings and cash flow, business climate, business performance, changes in tax laws or regulations and related liabilities, changes in tax rates, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing and commercializing new products and technologies, risks in developing new market opportunities, environmental and safety regulations and clean-up costs, foreign exchange rates, asset dispositions, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, the financial capacity of settling insurers, the impact of increased accruals and reserves for such exposures, the outcome of litigation and appeals, and adverse changes in economic and political climates around the world, including terrorist activities, international hostilities and potential natural disasters. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact: John S. Riley  (302) 594-6025
Investor Contact: Stuart L. Fornoff (302) 594-7151

HERCULES INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share data)        (Unaudited)
Table 1	THREE MONTHS ENDED DECEMBER 31		TWELVE MONTHS ENDED DECEMBER 31
	2005	2004	2005	2004
Net sales	$502.2	$510.8	$2,068.8	$1,996.7
Cost of sales	352.0	350.0	1,406.3	1,307.6
Selling, general and administrative expenses	90.3	91.9	382.8	382.4
Research and development	10.4	10.2	40.9	42.8
Intangible asset amortization	2.0	2.1	8.0	8.1
Other operating expense, net	57.6	3.9	89.1	26.9
(Loss) profit from operations	(10.1)	52.7	141.7	228.9
Interest and debt expense	21.9	23.8	89.4	108.7
Other expense, net	39.2	22.1	86.3	89.7
(Loss) income before income taxes and equity income	(71.2)	6.8	(34.0)	30.5
(Benefit) provision for income taxes	(5.9)	(41.9)	(7.2)	2.4
(Loss) income before equity income	(65.3)	48.7	(26.8)	28.1
Equity (loss) income of affiliated companies	(0.1)	0.3	(0.5)	-
Net (loss) income before cumulative effect of change in accounting principle	(65.4)	49.0	(27.3)	28.1
Cumulative effect of change in accounting principle, net of tax	(2.5)	-	(2.5)	-
Net (loss) income	($67.9)	$49.0	($29.8)	$28.1
Basic (loss) earnings per share:
Continuing operations	($0.60)	$0.45	($0.25)	$0.26
Cumulative effect of change in accounting principle	(0.02)	-	(0.02)	-
Net (loss) income	($0.62)	$0.45	($0.27)	$0.26
Weighted average # of basic shares (millions)	108.9	108.1	108.7	107.3
Diluted (loss) earnings per share:
Continuing operations	($0.60)	$0.45	($0.25)	$0.26
Cumulative effect of change in accounting principle	(0.02)	-	(0.02)	-
Net (loss) income	($0.62)	$0.45	($0.27)	$0.26
Weighted average # of basic shares (millions)	108.9	110.1	108.7	109.0
(Loss) income before income taxes and equity income	($71.2)	$6.8	($34.0)	$30.5
Interest and debt expense	21.9	23.8	89.4	108.7
EBIT(2)	(49.3)	30.6	55.4	139.2
Depreciation and amortization, net of amortization of debt issuance costs	26.8	24.7	103.7	98.0
EBITDA(2)	($22.5)	$55.3	$159.1	$237.2

.

   (Unaudited)
Table 1 (continued) SEGMENT DATA (Dollars in millions)	THREE MONTHS ENDED DECEMBER 31		TWELVE MONTHS ENDED DECEMBER 31
	2005	2004	2005	2004
Net Sales By Industry Segment
Performance Products	$410.1	$413.1	$1,686.0	$1,616.5
Engineered Materials and Additives	92.1	97.7	382.8	380.2
TOTAL	$502.2	$510.8	$2,068.8	$1,996.7
Profit From Operations By Industry Segment
Performance Products	$46.4	$59.6	$220.0	$248.6
Engineered Materials and Additives	(55.9)	(6.1)	(66.6)	(14.3)
Corporate	(0.6)	(0.8)	(11.7)	(5.4)
TOTAL	($10.1)	$52.7	$141.7	$228.9

   (Unaudited)
Table 2 Reconciliation to Ongoing Operations	THREE MONTHS ENDED DECEMBER 31, 2005				THREE MONTHS ENDED DECEMBER 31, 2004
(Dollars in millions, except per share)	Net Income (Loss)	Diluted EPS	(Loss) Profit From Operations	EBITDA	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA
From Table 1	($67.9)	($0.62)	($10.1)	($22.5)	$49.0	$0.45	$52.7	$55.3
Cumulative effect of changes in accounting principle, net of tax	2.5	0.02	-	-
Gain on sale of minority interest in CP Kelco	-	-	-	-	(1.0)	(0.01)	-	(1.0)
Asbestos expense, net of insurance settlements	24.4	0.22	-	37.5	3.5	0.03	-	5.4
Legal accruals and settlements(3)	0.6	-	0.5	0.9	7.2	0.06	-	11.0
Severance, restructuring and other exit costs	5.5	0.05	8.5	8.5	1.0	0.01	1.5	1.5
FiberVisions goodwill impairment	41.6	0.38	41.6	41.6	-	-	-	-
Tax on undistributed earnings of FiberVisions	7.6	0.07	-	-	-	-	-	-
Asset impairments and accelerated depreciation	4.4	0.04	6.9	5.2	0.4	-	0.6	0.6
Gain (loss) on debt prepayment, net, and write-off of debt issuance costs	(0.5)	-	-	(0.7)	2.8	0.03	-	4.3
Other(4)	(0.5)	-	0.1	(0.7)	1.6	0.01	2.6	2.4
Subtotal adjustment items(5)	85.6	0.78	57.6	92.3	15.5	0.13	4.7	24.2
Tax valuation allowances	-	-	-	-	(41.0)	(0.38)	-	-
Tax benefit (detriment) to adjust to the ongoing tax rate	1.2	0.01	-	-	(3.3)	(0.02)	-	-
Ongoing Operations(2)	$18.9	$0.17	$47.5	$69.8	$20.2	$0.18	$57.4	$79.5

.

   (Unaudited)
Table 3 Reconciliation to Ongoing Operations	TWELVE MONTHS ENDED DECEMBER 31, 2005				TWELVE MONTHS ENDED DECEMBER 31, 2004
(Dollars in millions, except per share)	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA
From Table 1	($29.8)	($0.27)	$141.7	$159.1	$28.1	$0.26	$228.9	$237.2
Cumulative effect of changes in accounting principle, net of tax	2.5	0.02	-	-
Gain on sale of minority interest in CP Kelco	-	-	-	-	(27.0)	(0.25)	-	(27.0)
Asbestos expense (income), net of insurance settlements	24.0	0.22	-	36.9	27.9	0.26	-	42.9
Legal accruals and settlements(3)	21.5	0.20	0.5	33.0	11.2	0.10	-	17.2
Severance, restructuring and other exit costs	23.5	0.21	36.2	36.2	6.2	0.06	9.5	9.5
FiberVisions goodwill impairment	41.6	0.38	41.6	41.6	-	-	-	-
Tax on undistributed earnings of FiberVisions	7.6	0.07	-	-	-	-	-	-
Asset impairments and accelerated depreciation	6.0	0.05	9.3	5.7	4.7	0.04	7.3	9.1
Loss on debt prepayment, net, and write-off of debt issuance costs	9.2	0.08	-	14.2	31.4	0.29	-	48.3
Gain on asset dispositions	(7.1)	(0.06)	-	(10.9)	-	-	-	-
Accelerated vesting of stock compensation	1.8	0.02	2.8	2.8	-	-	-	-
Other(4)	1.7	0.02	1.0	2.7	7.7	0.07	12.3	10.0
Subtotal adjustment items(5)	132.3	1.20	91.4	162.2	62.1	0.57	29.1	110.0
Tax valuation allowances	-	-	-	-	-	-	-	-
Tax benefit (detriment) to adjust to the ongoing tax rate	(8.9)	(0.08)	-	-	0.3	-	-	-
Ongoing Operations(2)	$93.6	$0.85	$233.1	$321.3	$90.5	$0.83	$258.0	$347.2

.

    (Unaudited)
Table 4 Reconciliation to Ongoing Operations By Business Segment	THREE MONTHS ENDED DECEMBER 31, 2005				THREE MONTHS ENDED DECEMBER 31, 2004
(Dollars in millions, except per share)	Perf Products	Eng Matls	Corp Items	Total Hercules	Perf Products	Eng Matls	Corp Items	Total Hercules
Profit (loss) from Operations	$46.4	($55.9)	($0.6)	($10.1)	$59.6	($6.1)	($0.8)	$52.7
Severance, restructuring and other exit costs	3.2	4.8	0.5	8.5	0.6	0.9	-	1.5
FiberVisions goodwill impairment	-	41.6	-	41.6	-	-	-	-
Asset impairments and accelerated depreciation	1.4	5.2	0.3	6.9	0.6	-	-	0.6
Other(4)	0.4	0.1	0.1	0.6	0.4	-	2.2	2.6
Subtotal adjustment items	5.0	51.7	0.9	57.6	1.6	0.9	2.2	4.7
Profit (loss) from Ongoing Operations(2)	$51.4	($4.2)	$0.3	$47.5	$61.2	($5.2)	$1.4	$57.4

    (Unaudited)
Table 5 Reconciliation to Ongoing Operations By Business Segment	TWELVE MONTHS ENDED DECEMBER 31, 2005				TWELVE MONTHS ENDED DECEMBER 31, 2004
(Dollars in millions, except per share)	Perf Products	Eng Matls	Corp Items	Total Hercules	Perf Products	Eng Matls	Corp Items	Total Hercules
Profit (loss) from Operations	$220.0	($66.6)	($11.7)	$141.7	$248.6	($14.3)	($5.4)	$228.9
Severance, restructuring and other exit costs	19.7	8.9	7.6	36.2	7.7	1.7	0.1	9.5
FiberVisions goodwill impairment	-	41.6	-	41.6	-	-	-	-
Asset impairments and accelerated depreciation	3.0	5.7	0.6	9.3	7.3	-	-	7.3
Accelerated vesting of stock compensation	-	-	2.8	2.8	-	-	-	-
Other(4)	0.7	0.2	0.6	1.5	1.5	1.3	9.5	12.3
Subtotal adjustment items	23.4	56.4	11.6	91.4	16.5	3.0	9.6	29.1
Profit (loss) from Ongoing Operations(2)	$243.4	($10.2)	($0.1)	$233.1	$265.1	($11.3)	$4.2	$258.0

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)             (Unaudited)

Table 6	DEC. 31	DEC. 31
	2005	2004
Assets
Current assets
Cash and cash equivalents	$78.6	$126.5
Accounts receivable, net	291.0	346.7
Inventories	185.0	212.4
Other current assets(6)	295.7	96.8
Total current assets	$850.3	$782.4
Property, plant and equipment, net	535.4	695.4
Other assets	1,162.5	1,242.5
Total assets	$2,548.2	$2,720.3
Liabilities and Stockholders' (Deficit) Equity
Current liabilities
Accounts payable	$173.4	$187.0
Other current liabilities(6)	330.3	269.9
Current debt obligations	16.7	29.8
Total current liabilities	$520.4	$486.7
Long-term debt	1,092.6	1,210.3
Other liabilities	948.6	911.4
Total liabilities	$2,561.6	$2,608.4
Total stockholders' (deficit) equity	(13.4)	111.9
Total liabilities and stockholders' (deficit) equity	$2,548.2	$2,720.3

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)            (Unaudited)
Table 7	TWELVE MONTHS ENDED DECEMBER 31
	2005	2004
Cash Flows from Operating Activities:
Net income (loss)	($ 29.8)	$28.1
Adjustments to reconcile net income to cash provided (used) from operations:
Depreciation and amortization	105.9	101.2
Asset impairments	47.3	9.1
Deferred income tax provision and income taxes payable	(27.8)	(44.1)
Other noncash charges and credits	(3.7)	(8.1)
Working capital, net	17.1	22.1
Asbestos-related assets and liabilities, net	61.3	40.1
Pension and postretirement benefits	(18.3)	(23.1)
Non-current assets and liabilities, net	(14.1)	(4.8)
Net cash provided by operating activities	137.9	120.5
Cash Flows from Investing Activities:
Capital expenditures	(67.5)	(77.4)
Proceeds from investment and fixed asset disposals/other	12.4	28.3
Net cash used in investing activities	(55.1)	(49.1)
Cash Flows from Financing Activities:
Net change in debt	(129.3)	(77.9)
Treasury stock issued / Other	2.3	3.8
Net cash used in financing activities	(127.0)	(74.1)
Effect of exchange rate changes on cash	(3.7)	2.9
Net decrease in cash and cash equivalents	(47.9)	0.2
Cash and cash equivalents at beginning of period	126.5	126.3
Cash and cash equivalents at end of period	$78.6	$126.5

.

NOTES:

(1) The company has elected to change its method of accounting for U.S. inventories from the LIFO method to the weighted average method to better reflect the current value of inventory. All prior period results presented have been restated to reflect this change. This accounting change increased the fourth quarter and year ended December 31, 2004 profit from operations by $2.0 million or $0.01 per share. The LIFO provision was previously recorded through Cost of Sales in each business segment. The table below provides the adjustments by segment and by year to restate the previous five years.

$ in millions, except EPS	Profit from Operations increase (decrease)				Diluted Earnings Per Share Increase / (decrease)
Fourth Quarter and Year ended December 31,	Performance Products	Engineered Materials	Corporate	Total Hercules	Total Hercules
2004	$1.0	$1.0	-	$2.0	$0.01
2003	-	$0.7	-	$0.7	-
2002	($0.8)	($1.9)	-	($2.7)	($0.02)
2001	-	$2.0	-	$2.0	$0.02
2000	-	($0.2)	$0.4	$0.2	-

In addition, Hercules adopted FIN 47, "Accounting for Contingent Asset Retirement Obligations" effective December 31, 2005.

(2) Ongoing operations, EBIT and EBITDA are non-GAAP financial measures. The ongoing operations include Pulp and Paper, Aqualon, FiberVisions and Pinova. Results from ongoing operations exclude impairment charges for certain facilities within these businesses, which will have no further operating impact, charges related to divested businesses, litigation against and settlements with the Company's insurance carriers, executive retirement benefits, and legal accruals and settlements. It also excludes the impact of the prepayment and refinancing of long-term debt. Please refer to Tables 2, 3, 4 and 5 for the reconciliation of reported to ongoing operations for the quarter and year-to-date respectively.
EBIT is calculated as net income (loss) before income taxes plus interest and debt expense. EBITDA is calculated as net income (loss) before income taxes plus interest and debt expense, depreciation and amortization, net of amortization of debt issuance costs.

EBIT and EBITDA are measures commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Hercules and other companies. In addition, EBITDA is considered a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance. Management believes that EBIT and EBITDA information is useful to investors for these reasons. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

(3) These accruals relate to non-asbestos litigation matters.

(4) Other includes gains and losses related to formerly divested businesses, special executive retirement benefit costs, tax restatement costs, net environmental remediation accruals and recoveries, and other costs.

(5) Adjustment items have been tax affected at the U.S. federal statutory tax rate of 35% for 2005 and 2004, except the 2004 gain on the sale of CP Kelco, which had nominal net taxes and the FiberVisions goodwill impairment, which does not have a corresponding tax benefit associated with it. Additionally, the related earnings per share impact is based upon diluted shares totaling 110.1 million and 110.4 million, respectively, for the three months and twelve months ended December 31, 2005.

(6) Pursuant to the FiberVisions plan of disposition, the division's assets and liabilities have been reclassified as assets and liabilities held for sale in the December 31, 2005 Condensed Consolidated Balance Sheets. Assets held for sale totaling $212.7 million are included in Other current assets and liabilities held for sale of $75.0 million are included in Other current liabilities.